Exhibit 10(s)

Amendment to Wachovia Corporation Savings Restoration Plan

RESOLVED that the Wachovia Corporation Savings Restoration Plan (the “SRP”) is amended as follows:

1.	The last sentence in Section 6.10 of the SRP is amended effective December 31, 2018 to read in full as follows:

“Whether the Participant is a “key employee” shall be determined in accordance with the Wells Fargo & Company Key/Specified Employee Policy as adopted and amended from time to time by the Human Resources Committee of the Company’s Board of Directors.”

2.	Except as herein expressly amended, all the terms and provisions of the SRP shall continue in full force and effect.